Exhibit 10.1

EXECUTION VERSION

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”), dated as of April 21, 2015 (the “Effective Date”), is entered into by and between NantCell, Inc., formerly NantBioCell, LLC and NantCell, LLC (“NantCell”), a Delaware limited liability company, and Sorrento Therapeutics, Inc. (“Sorrento”), a Delaware corporation.  NantCell and Sorrento are each sometimes referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms used and not otherwise defined herein have the meaning set forth on Exhibit B attached hereto.

RECITALS

WHEREAS, NantCell and Sorrento executed a binding term sheet (the “Term Sheet”) on March 11, 2015 under which, among other things, Sorrento agreed to exclusively license certain antibodies, anti-body drug conjugates (ADC) and CAR-TNK products to NantCell.

WHEREAS, this Agreement implements the contributions and exclusive license by Sorrento to NantCell as described in the Term Sheet.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

1. Licenses.

1.1 License.  In accordance with and subject to the terms and conditions set forth in this Agreement:

(a) Patent Rights.  Sorrento hereby grants to NantCell an exclusive license, with the right to sublicense (through one or more multiple tiers), under the Licensed Patent Rights to research, develop, make and have made, to use and have used, to offer to sell, to sell and have sold and to import and export and otherwise exploit Licensed Products.  The initial Licensed Products are listed on Exhibit A attached hereto.

(b) Know-How.  Sorrento hereby grants to NantCell a non-exclusive license, with the right to sublicense (through one or more multiple tiers), to all of Sorrento’s right, title and interest in, to and under the Sorrento Know-How.  For purposes of this Agreement, “Sorrento Know-How” shall mean all Know-How (as defined below) owned or Controlled by Sorrento or its Affiliates that are necessary to research and develop the Licensed Products, including without limitation the Know-How listed on Exhibit D attached hereto (it being understood that NantCell shall not have access to the G-MAB Library except as set forth in Section 4.1).  “Know-How” means all techniques, technology, trade secrets, inventions (whether patentable or not), methods, know-how, data and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents and other information.  Within three (3) months after the Effective Date, Sorrento shall use Commercially Reasonable Efforts to transfer to NantCell the Sorrento Know-How then in its possession or Control (and Sorrento shall use Commercially Reasonable Efforts to transfer to NantCell any Sorrento Know-How it thereafter acquires).

(c) Sublicensed Rights.  The Licensed Patent Rights and Sorrento Know-How includes any rights and Know-How sublicensed under any Third Party licenses Controlled by Sorrento, as identified separately on Exhibit C and Exhibit D, respectively.

(d) Materials.  Sorrento hereby grants to NantCell an exclusive license, with the right to sublicense (through one or more multiple tiers), to all of Sorrento’s right, title and interest in, to and under the Sorrento Materials.  For purposes of this Agreement, “Sorrento Materials” shall mean the antibody materials, including antibody sequences and cDNA, and clones owned or Controlled by Sorrento or its Affiliates related to the Licensed Products, including those that are set forth on (and in accordance with) Exhibit A attached hereto, as and when they become available.  For purposes of clarity, Sorrento Materials shall exclude any proprietary cell line developed by Sorrento for the generation of the Licensed Products.  Within three (3) months after the Effective Date, Sorrento shall use Commercially Reasonable Efforts to transfer to NantCell the Sorrento Materials then in its possession or Control (and Sorrento shall use Commercially Reasonable Efforts to transfer to NantCell any Sorrento Materials it thereafter acquires).

1.2 No Conflict.  During the term of this Agreement, neither Sorrento nor any of its Affiliates will enter into any agreement or otherwise license, grant, assign, transfer, convey or otherwise encumber or dispose of any right, title or interest in or to any of the Licensed Patent Rights, Sorrento Know-How and/or Sorrento Materials that are exclusive or solely directed to the Licensed Products, which agreement, license, grant, assignment, transfer, conveyance, encumbrance or disposition would conflict with the rights granted to NantCell hereunder.

1.3 Sublicenses.  NantCell shall have the right, without the prior consent of Sorrento, to grant one or more sublicenses (with the right to sublicense through multiple tiers), in full or in part, by written agreement to Third Parties; provided, that any such sublicense shall be consistent with and subject to the terms and conditions of this Agreement.  NantCell shall forward to Sorrento a copy of any and all fully executed sublicense agreements, with the financial terms redacted in the discretion of NantCell, within thirty (30) days of execution, which agreements shall be deemed Confidential Information of NantCell.

1.4 No Other License.  This Agreement confers no license or rights by implication, estoppel or otherwise under any patent applications or patents or intellectual property of Sorrento other than Licensed Patent Rights as expressly provided herein, regardless of whether such patents, patent applications or other intellectual property are dominant or subordinate to the Licensed Patent Rights licensed herein.

1.5 Governmental Interest.  Each of NantCell and Sorrento acknowledge that Sorrento has received, and expects to continue to receive, funding from the United States Government in support of Sorrento’s research activities.  Each of NantCell and Sorrento acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to the rights of the United States Government, existing and as amended, which may arise or result from Sorrento’s receipt of research support from the United States Government.

1.6 Reservation of Rights.  All rights that are not specifically granted herein are reserved to Sorrento.  Without limiting the generality of the foregoing, Sorrento reserves the right to use for any purposes any Licensed Patent Rights outside of the scope of rights granted to NantCell hereunder, without Sorrento being obligated to pay NantCell any royalties or other compensation.  Such reservation is without limitation and includes the right to grant licenses and sublicenses to others outside of the scope of rights granted to NantCell hereunder without requirement of any consent by NantCell.

2. Royalties.

2.1 Royalties.  NantCell shall pay to Sorrento a royalty, on a country-by-country basis, in the amount of * percent (*%) of Net Sales of Licensed Products sold by a Selling Party during the applicable Royalty Term.  Royalties will be payable on a quarterly basis; any such payments shall be made within sixty (60) days after the end of the calendar quarter during which the applicable Net Sales occurred.  NantCell’s obligation to pay royalties with respect to Licensed Products in a particular country shall commence upon the First Commercial Sale of the Licensed Product in such country and shall expire on a country-by-country basis on the later of (a) the date on which the exploitation of the Licensed Product is no longer Covered by a Valid Claim of a Licensed Patent in such country and (b) the tenth (10th) anniversary of the First Commercial Sale of the Licensed Product in such country (the “Royalty Term”).

2.2 Royalty Rate Increase.  In the event a Selling Party directly or indirectly alleges in any action or proceeding that (i) any of the Licensed Patent Rights are invalid or unenforceable or (ii) no royalties or other monies are due or required to be paid to Sorrento under this Agreement because some or all of the Licensed Patent Rights are invalid or unenforceable (collectively “Challenges”), the royalty rate specified in Section 2.1 shall be increased to *percent (*%) of Net Sales of Licensed Products during and after the pendency of such Challenges from the date a Selling Party first institutes or makes such Challenges and shall continue to apply after the conclusion of such Challenges in the event that at least one (1) claim of the Licensed Patent Rights being challenged that Covers such Licensed Products is held to be valid and enforceable.  NantCell will provide written notice to Sorrento at least one hundred eighty (180) days prior to instituting or making any Challenges.  NantCell will include with such written notice a list of all prior art and a description of the other facts and arguments that supports its contention that any of the Licensed Patent Rights are invalid or unenforceable to enable the Parties to attempt in good faith to mutually resolve such issues.

2.3 Arms-Length Transactions.  On sales of Licensed Products which are made in other than an arms-length transaction, the value of the Net Sales attributed under this Section 2 to such a transaction shall be that which would have been received in an arms-length transaction, based on sales of like quality and quantity products on or about the time of such transaction.  For clarity, sales amongst Affiliates shall not be considered arms-length transactions and shall be excluded from the computation of and in accordance with the definition of Net Sales except where such Affiliates are end users.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion

2.4 No Right to Recoup Royalty.  In the event a Selling Party directly or indirectly institutes or makes any Challenges, neither no Selling Party shall have any right to place in escrow, recoup, recover, set off or otherwise get reimbursement of any royalties or other monies paid hereunder during the period of such Challenges.  NantCell hereby voluntarily and irrevocably waives any right to seek return of such royalties or other monies in the event a Selling Party directly or indirectly institutes or makes any Challenges.

2.5 Method of Payment.  Unless otherwise agreed by the Parties, all payments due from NantCell to Sorrento under this Agreement shall be paid in U.S. Dollars by wire transfer or electronic funds transfer of immediately available funds to the account designated in writing by Sorrento.  After the First Commercial Sale of the first Licensed Product and until expiration of the last Royalty Term, NantCell shall prepare and deliver to Sorrento royalty reports of the sale of the Licensed Products by the Selling Parties for each calendar quarter within sixty (60) days of the end of each such calendar quarter specifying in the aggregate and on a Licensed Product-by-Licensed Product and country-by-country basis: (a) total gross amounts for the Licensed Product sold or otherwise disposed of by a Selling Party; (b) amounts (and reasonably detailed descriptions for such amounts) deducted by category in accordance with the definition of “Net Sales” from gross amounts to calculate Net Sales; (c) Net Sales; and (d) royalties payable.

2.6 Foreign Sales.  The remittance of royalties payable on sales outside the United States shall be payable to Sorrento in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable.  If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of Sorrento or its nominee in any commercial bank or trust company of Sorrento’s choice located in that country, prompt written notice of which shall be given by NantCell to Sorrento.

2.7 Foreign Taxes.  Any tax required to be withheld by NantCell under the laws of any foreign country for any royalties or other amounts due hereunder or for the accounts of Sorrento shall be promptly paid by NantCell for and on behalf of Sorrento to the appropriate governmental authority, and NantCell shall furnish Sorrento with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority.  Any such tax actually paid on Sorrento’s behalf shall be deducted from royalty payments due Sorrento.  To the extent any such withheld taxes are credited or otherwise refunded to Nantcell, Nantcell shall promptly remit such amounts to Sorrento.

2.8 Record Keeping.  NantCell shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records (together with supporting documentation) of Licensed Products sold under this Agreement, appropriate to determine the amount of royalties and other monies due to Sorrento hereunder.  Such records shall be retained for at least three (3) years following the end of the reporting period to which such records relate.  Sorrento will have the right, once annually at its own expense, to have an independent, certified public accounting firm, selected by it and subject to NantCell’s prior written consent (which shall not be unreasonably withheld), review any such records of NantCell and its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than thirty (30) days’ prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made hereunder within the thirty-six (36) month period preceding the date of the request for review.  No calendar year will be subject to audit more than once.  NantCell will receive a copy of each such report concurrently with receipt by Sorrento.  Should such inspection lead to the discovery of a discrepancy to Sorrento’s detriment, NantCell will, within forty-five (45) days after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy plus interest on said sum at the rate of one percent (1.0%) per month (prorated for a partial month) accruing from the date such underpaid amount was initially due.  Sorrento will pay the full cost of the review unless the underpayment of amounts due to Sorrento is greater than five percent (5%) of the amount due in any calendar year for the entire period being examined, in which case NantCell will pay the cost charged by such accounting firm for such review.  Should the audit lead to the discovery of a discrepancy to NantCell’s detriment, NantCell may credit the amount of the discrepancy, without interest, against future payments payable to Sorrento under this Agreement, and if there are no such payments payable, then Sorrento shall pay to NantCell the amount of the discrepancy, without interest, within forty-five (45) days of NantCell’s receipt of the report.

3. Reports, Diligence, Etc.

3.1 Responsibility.  Following the Effective Date and at all times during the term of this Agreement, NantCell shall be responsible for, and shall bear all costs associated with, the research, development and commercialization of the Licensed Products, including regulatory, manufacturing, distribution, marketing and sales activities.  Subject to the terms of this Agreement, all decisions concerning the research, development, marketing, sales, commercialization and exploitation of Licensed Products, including the clinical and regulatory strategy, design, sale, price and promotion of Licensed Products covered under this Agreement, shall be within the sole discretion of NantCell.

3.2 Diligence.  NantCell shall (directly and/or through one or more Affiliates and/or Sublicensees) use Commercially Reasonable Efforts to develop and commercialize the Licensed Products. Within nine (9) months after the Effective Date, NantCell will prepare and provide to Sorrento a development plan (the “Development Plan”) for the Licensed Products (which development plan shall describe generally the activities for conducting development with respect to the Licensed Products, including a description of the indication targeted and timelines).  In preparing this Development, NantCell shall take into account Sorrento’s comments in good faith.   For the purpose of clarity, NantCell may from time to time amend the Development Plan in its reasonable sole discretion. NantCell shall notify Sorrento immediately upon obtaining marketing approval for a Licensed Product in each country.

3.3 Reports.  On an annual basis, NantCell shall submit to Sorrento a report providing a status of NantCell’s and its Affiliates’ and Sublicensees’ activities related to the exploitation of the Licensed Products during the preceding twelve (12)-month period, and future activities related to the exploitation of the Licensed Products it then-currently expects to initiate during the following twelve (12)-month period, in each case in relation to the last updated development plan including any updates to the clinical plans.  Notwithstanding, NantCell shall periodically, and as necessary, provide Sorrento with updates on any matters that may reasonably or may reasonably be anticipated to affect any milestones, timelines or due dates set forth in the Development Plan or otherwise materially affect the Development Plan.

4. Neoepitopes.

4.1 Research by Sorrento.  Sorrento agrees to conduct discovery research for and on behalf of NantCell with respect to epitopes on the surface of antigen-presenting cells (“Discovered Epitopes”) to which particular antibodies (i.e., in an IgG1, IgG2, IgG3 or IgG4 or an ADC form) in Sorrento’s G-MAB human antibody library (the “G-MAB Library”) may bind (the “G-MAB Research”).  For the avoidance of doubt, Sorrento will use Commercially Reasonable Efforts to conduct G-MAB Research with respect to Discovered Epitopes and other sequences identified by NantCell.  Sorrento will keep NantCell reasonably informed of its G-MAB Research by providing a written report to NantCell at least every six (6) months (each, a “Written Report”), with the first Written Report to be provided by December 31, 2015.  Each such report by Sorrento shall identify any Binding Antibodies discovered by Sorrento in the course of the G-MAB Research.  For purposes of this Agreement, “Binding Antibodies” means any antibodies (i.e., in an IgG1, IgG2, IgG3 or IgG4 or an ADC form) in the G-MAB Library that bind to Discovered Epitopes and discovered during the course of the G-MAB Research.  Sorrento will conduct at its own expense G-MAB Research with respect to * Discovered Epitopes and other sequences identified by NantCell, and any G-MAB Research beyond the initial * Discovered Epitopes and other sequences identified by NantCell will be subject to funding and support from NantCell as mutually agreed between NantCell and Sorrento.  For the avoidance of doubt, (a) the total number of Binding Antibodies that NantCell may license hereunder is * with respect to Discovered Epitopes, and (b) when Sorrento conducts G-MAB Research on a Discovered Epitope or other sequence identified by NantCell against one or more forms of an IgG1, IgG2, IgG3 or IgG4 or an ADC form of any of the foregoing forms, then each such form shall be deemed a Discovered Epitope for purposes of the foregoing cap of * Discovered Epitopes; provided that in no event shall the number of ADC forms exceed * of the * total Discovered Epitopes.

4.2 License; Royalty.  From and after the identification by NantCell of each Discovered Epitope or other sequence and/or the discovery of each Binding Antibody hereunder, each Binding Antibody to such Discovered Epitope or other sequence identified by NantCell shall be deemed a Licensed Product hereunder and shall be subject to the terms and conditions of this Agreement.  For the avoidance of doubt, the Licensed Patent Rights, the Sorrento Know-How and the Sorrento Materials shall cover and include such Binding Antibody, subject to the terms herein.  In addition, for the avoidance of doubt, the royalty rate shall be * percent (*%) of Net Sales of any Binding Antibody, unless (a) the Binding Antibody is discovered based on Discovered Epitopes and other sequences identified solely by NantCell or its Affiliates, in which case the royalty rate shall be * percent (*%) of Net Sales or (b) the Binding Antibody is discovered based on Discovered Epitopes and other sequences identified solely by Sorrento, in which case the royalty rate shall be * percent (*%) of Net Sales.

5. Additional Consideration.  In addition to the royalties payable hereunder, as additional consideration:

5.1 Cash.  NantCell shall make a one-time, non-refundable cash payment of $10,000,000 to Sorrento.

5.2 Equity.  NantCell shall, promptly following the closing of NantCell’s Third Party equity financing, issue to Sorrento $100 million in vested NantCell equity. The amount of equity to be issued to Sorrento shall be based on the valuation negotiated by NantCell in such Third Party equity financing and Sorrento will be issued the most senior type and class of equity (with all rights, preferences and privileges) as that held by Cambridge Equities, LP.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion

6. Intellectual Property.

6.1 Ownership.  Inventorship of inventions made or conceived in the course of activities performed under this Agreement will be determined by application of U.S. patent laws pertaining to inventorship.  Subject to the licenses granted by Sorrento to NantCell under this Agreement, (a) each Party shall own all right, title and interest in and to any inventions, works-of-authorship and developments (and all Intellectual Property with respect thereto) invented, created, or developed solely by such Party in the course of performance of this Agreement (the “Sole IP”); and (b) the Parties shall jointly own all right, title, and interest in and to any inventions, works-of-authorship, and developments (and all Intellectual Property with respect thereto) invented, created, or developed jointly by the Parties in the course of performance of this Agreement (the “Joint IP”).  Subject to the licenses granted under this Agreement, each Party will have the right to practice, license, assign, enforce, and otherwise exploit Joint IP, without any obligation to account to the other for profits, or to obtain any approval of the other Party to practice, license, assign, enforce, or otherwise exploit Joint IP, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such approval or accounting; and, to the extent there are any applicable laws that prohibit such a waiver, each Party will be deemed to so consent.

Furthermore, at the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint IP.  Each Party agrees to be named as a party, if necessary, to bring or maintain a lawsuit involving a Joint IP.

6.2 Prosecution.

(a) Generally.  Sorrento shall have the right, but not the obligation, to control the preparation, filing, prosecution and maintenance (including any oppositions, cancellations, interferences, reissue proceedings, derivation proceedings, or reexaminations) (collectively, “Prosecution” or “Prosecute”) of the Licensed Patent Rights and any Patent Rights claiming the Joint IP (the “Joint Patents”) at Sorrento’s sole expense.

(b) Right of Review and Comment.  Sorrento shall reasonably consult with NantCell regarding (a) the patent filing strategy for the Licensed Patent Rights and the Joint Patents prior to Prosecution thereof and (b) the Prosecution of the Licensed Patent Rights and the Joint Patents by providing NantCell a Reasonable Opportunity to review and comment on all proposed submissions to any patent office before submission.  For the purpose of this Agreement, “Reasonable Opportunity” means that NantCell shall receive from Sorrento or patent counsel true copies of all documents relating to the Prosecution of patent applications and patents within the Licensed Patent Rights and the Joint Patents as soon as reasonably practical after Sorrento has prepared or received such documents and materials, together with any documents submitted by Sorrento to or received by Sorrento from such patent office with respect to such Prosecution.  Sorrento shall, in its reasonable judgment and to the extent practicable, consider in good faith and reasonably incorporate NantCell’s comments concerning such documents and materials that Sorrento receives from NantCell.

6.3 NantCell Step-In Right.  If Sorrento declines to Prosecute or maintain any Licensed Patent Rights or the Joint Patents, elects to allow any Licensed Patent Rights or Joint Patents to lapse, or elects to abandon any Licensed Patent Rights or Joint Patents before all appeals within the respective patent office have been exhausted (each, an “Abandoned Patent Right”), then:

(a) Sorrento shall provide NantCell with reasonable notice of such decision so as to permit NantCell to decide whether to Prosecute such Abandoned Patent Rights and to take any necessary action (which notice shall, to the extent reasonably feasible for Sorrento, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such Abandoned Patent Right with the U.S. Patent & Trademark Office or any foreign patent office).

(b) NantCell, at NantCell’s expense, may assume control of the filing, prosecution and/or maintenance of such Abandoned Patent Rights.

(c) NantCell shall have the right to transfer the responsibility for such Prosecution of such Abandoned Patent Rights to patent counsel (outside or internal) selected by NantCell.

(d) Sorrento shall use Commercially Reasonable Efforts to assist and cooperate with NantCell’s reasonable requests to support Prosecution of such Abandoned Patent Rights.

6.4 Enforcement.

(a) Sorrento Enforcement.  Each Party will notify the other promptly in writing when any Infringement of a Licensed Patent Right or Joint Patent by a Third Party is uncovered or reasonably suspected.  Sorrento shall have the first right to enforce any patent within the Licensed Patent Rights against any Infringement or alleged Infringement thereof, and shall at all times keep NantCell informed as to the status thereof.  Sorrento may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 6.5.  NantCell shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at Sorrento’s expense.  Sorrento shall not enter into any settlement of any claim described in this Section 6.4(a) that admits to the invalidity or unenforceability of the Licensed Patent Rights, incurs any financial liability on the part of NantCell or requires an admission of liability, wrongdoing or fault on the part of NantCell without NantCell’s prior written consent, in each case, such consent not to be unreasonably withheld.

(b) NantCell Enforcement.  If Sorrento elects not to enforce any patent within the Licensed Patent Rights, then it shall so notify NantCell in writing within nine (9) months of receiving notice that an Infringement exists (or such shorter period as may be necessary to prevent exhaustion of a statute of limitations (or laches) applicable to such Infringement), and NantCell may, in its sole judgment, and at its own expense, take steps to enforce any such patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, subject to Section 6.5.  Sorrento shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at NantCell’s expense.  NantCell shall not enter into any settlement of any claim described in this Section 6.4(b) that admits to the invalidity or unenforceability of the Licensed Patent Rights, incurs any financial liability on the part of Sorrento or requires an admission of liability, wrongdoing or fault on the part of Sorrento without Sorrento’s prior written consent, in each case, such consent not to be unreasonably withheld.

(c) Progress Reports.  The Party initiating or defending any such enforcement action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to participate with counsel of its own choice at its own expense.

6.5 Recovery.  The costs and expenses of the Party bringing suit under Section 6.4 shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (a) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of each Party in connection with such action; and then (b) the remainder of the recovery shall be shared as follows:

(a) If Sorrento is the Enforcing Party, * (*%) to Sorrento and * percent (*%) to NantCell; and

(b) If NantCell is the Enforcing Party, * percent (*%) to NantCell and * percent (*%) to Sorrento.

7. Indemnification and Insurance.

7.1 Indemnity.

(a) Indemnity by Sorrento.  Sorrento agrees to defend NantCell and its (and its Affiliates’) directors, officers, employees and agents (the “NantCell Indemnified Parties”) at Sorrento’s cost and expense, and will indemnify and hold NantCell and the other NantCell Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”) to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the negligence or willful misconduct of Sorrento or its Affiliates in connection with its activities under this Agreement or (b) the material breach of this Agreement or the representations and warranties made hereunder by Sorrento or its Affiliates; except to the extent such Losses result from clause (a), (b) or (c) of Section 7.1(b) below.  In the event of any such claim against the NantCell Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) NantCell promptly notifying Sorrento in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligations of Sorrento except to the extent Sorrento is actually materially prejudiced thereby) and (y) NantCell granting Sorrento sole management and control, at Sorrento’s sole expense, of the defense of the claim and its settlement (provided, however, that Sorrento shall not settle any such claim without the prior written consent of NantCell if such settlement does not include a complete release from liability or if such settlement would involve NantCell undertaking an obligation (including the payment of money by a NantCell Indemnified Party), would bind or impair a NantCell Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of NantCell or this Agreement is invalid, narrowed in scope or unenforceable), and (z)  the NantCell Indemnified Parties reasonably cooperating with Sorrento (at Sorrento’s expense).  The NantCell Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

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(b) Indemnity by NantCell.  NantCell agrees to defend Sorrento and its (and its Affiliates’) directors, officers, employees and agents (the “Sorrento Indemnified Parties”) at NantCell’s cost and expense, and will indemnify and hold Sorrento and the other Sorrento Indemnified Parties harmless from and against any Losses to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the negligence or willful misconduct of NantCell, its Affiliates, or their respective Sublicensees in connection with its activities under this Agreement, (b) the material breach of this Agreement or the representations, warranties and covenants made hereunder by NantCell or (c) the exploitation of the Licensed Product by or on behalf of NantCell, its Affiliates, or their respective Sublicensees (including from product liability and intellectual property infringement claims); except, in each case, to the extent such Losses result from clause (a) or (b) of Section 7.1(a) above.  In the event of any such claim against the Sorrento Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) Sorrento promptly notifying NantCell in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of NantCell except to the extent NantCell is actually materially prejudiced thereby) and (y) Sorrento granting NantCell shall sole management and control, at NantCell’s sole expense, the defense of the claim and its settlement (provided, however, that NantCell shall not settle any such claim without the prior written consent of Sorrento if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by a Sorrento Indemnified Party), would bind or impair a Sorrento Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Sorrento or this Agreement is invalid, narrowed in scope or unenforceable), and (z)  the Sorrento Indemnified Parties reasonably cooperating with NantCell (at NantCell’s expense).  The Sorrento Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

7.2 LIMITATION OF DAMAGES.  IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 7.2 SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF ARTICLE 8 OR (B) THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY.  NOTHING IN THIS SECTION 7.2 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS ARTICLE 7 WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.

7.3 Insurance.  NantCell shall at its own expense procure and maintain during the term of this Agreement (and for at least five (5) years thereafter) commercial general liability insurance and other insurance policies in such amounts and types as are consistent with normal business practices of prudent pharmaceutical companies to adequately cover the same or substantially similar obligations as NantCell’s obligations herein.  Each insurance policy required by and procured by NantCell under this Section 7.3 shall name Sorrento as an additional insured.  Such insurance shall not be construed to create a limit of NantCell’s liability with respect to its indemnification obligations under this Article 7. (b) In addition, NantCell, on behalf of itself and its insurance carriers, waives any and all claims and rights of recovery against Sorrento and the Sorrento Indemnitees, including without limitation all rights of subrogation, with respect to either Party’s performance under this Agreement or for any loss of or damage to NantCell or its property or the property of others under its control.  NantCell’s commercial general liability insurance policy shall also include a waiver of subrogation consistent with this Section 7.3 in favor of Sorrento and the Sorrento Indemnitees.  NantCell shall provide Sorrento with a certificate of insurance or other evidence of such insurance, upon request.  NantCell shall provide Sorrento with written notice at least thirty (30) days prior to the cancellation, non renewal or a material change in such insurance which materially adversely affects the rights of Sorrento hereunder, and ten (10) days prior written notice of cancellation for non-payment of premiums.  NantCell’s insurance hereunder shall be primary with respect to the obligations for which NantCell is liable hereunder.

8. Confidentiality.

8.1 Confidential Information.

(a) Confidential Information.  Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement.  The term “Confidential Information” will mean all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of Third Parties.  Without limiting the foregoing, all financial and business disclosures from NantCell to Sorrento will be considered Confidential Information of NantCell and all development and technology disclosures from Sorrento to NantCell will be considered the Confidential Information of Sorrento.  During the term of this Agreement, subject to the exceptions. permitted disclosures  and other terms of this Article 8, both NantCell and Sorrento shall keep confidential all Sorrento Know-How and Sorrento Materials specific to the Licensed Products to the extent disclosure of such Confidential Information would negatively impact in any material way the exploitation of the Licensed Products by NantCell or its Affiliates or Sublicensees.

(b) Restrictions.  During the term of this Agreement and for seven (7) years thereafter, Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care).  Receiving Party will not use Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement.  Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party’s Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 8.1(b).  Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 8.1(b).  Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

(c) Exceptions.  Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information:  (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained by Receiving Party or any of its Affiliates from a Third Party under no legal obligation of confidentiality to Disclosing Party; or (d) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the use of or derivation from Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

(d) Permitted Disclosures.  Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(i) in order to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

(ii) in order for it to reasonably fulfill its obligations herein and to conduct its ordinary course of business, to its subcontractors, vendors, outside legal counsel, accountants and auditors under obligations of confidentiality substantially similar in scope to the confidentiality obligations herein;

(iii) in connection with prosecuting or defending litigation, marketing approvals and other regulatory filings and communications, and Prosecuting and enforcing Patent Rights in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

(iv) in connection with exercising its rights hereunder, to its Affiliates; potential and future collaborators (including Sublicensees where NantCell is the Receiving Party); potential and permitted acquirers or assignees; and potential investment bankers, investors and lenders;

provided, however, that (1) with respect to Sections 8.1(d)(i) 8.1(d)(ii), where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Section 8.1(d)(iii), each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 8.1(b) (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

8.2 Terms of this Agreement; Publicity.

(a) Restrictions.  The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 8.1(d).  Except as required by law, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party not to be unreasonably withheld (or as such consent may need to be obtained in accordance with Section 8.2(b) or Section 8.3(a).

(b) Review.  In the event either Party (the “Issuing Party”) desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”).  The Issuing Party will specify with each such Release, taking into account the urgency of the matter being disclosed and timing requirements for disclosure, as required by any applicable law, a reasonable period of time within which the Receiving Party may provide any comments on such Release (but in no event less than two (2) business days or less, as may be required for disclosure by any applicable law).  If the Receiving Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release.  Either Party may subsequently publicly disclose any information previously contained in any Release, provided that the other Party provided its written consent hereto as stated in Section 8.2(a) above, and such consent shall not be unreasaonably withheld, conditioned or delayed.

8.3 Publications.

(a) Right to Publish.  Subject to the provisions of Sections 8.1, 8.2 and 8.3(b), both Parties shall have the right to publish with respect to the Licensed Products, and to make scientific presentations on the Licensed Products (provided, however, that prior to any such publication or presentation by Sorrento with respect to the Licensed Products, Sorrento shall obtain NantCell’s prior written consent, and such consent shall not be unreasonably withheld, conditioned or delayed).

(b) Review.  Except as required by law or court order, for any proposed publication or presentation regarding the Licensed Products, the Party desiring to make such publication: (a) shall transmit a copy of the proposed publication for review and comment to the other Party at least thirty (30) days prior to the submission of such publication to a Third Party; (b) shall postpone such publication for up to an additional sixty (60) days upon request of a Party to allow the consideration of appropriate patent applications or other protection to be filed; (c) upon request of the other Party (or applicable licensee) shall remove all Confidential Information of the other Party (or applicable licensee); and (d) shall consider all reasonable comments made by the other Party (or its applicable licensee).

8.4 Attorney-Client Privilege.  Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.  The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

9. Representations and Warranties of NantCell.  NantCell hereby represents and warrants to Sorrento that:

9.1 Organization and Good Standing.  NantCell is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

9.2 Authorization.  NantCell has all requisite power and authority to execute and deliver this Agreement the other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements to which it is a party.  For purposes of this Agreement, “Transaction Agreements” means this Agreement and all other agreements, certificates, instruments, documents and writings delivered by NantCell and/or Sorrento in connection with the transactions contemplated hereby.  The execution, delivery and performance by NantCell of this Agreement and the other Transaction Agreements to which it is a party have been approved by all requisite action on the part of NantCell.  This Agreement and the other Transaction Agreement to which it is a party, when executed and delivered by NantCell, shall constitute valid and legally binding obligations of NantCell, enforceable against NantCell in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

9.3 No Conflicts.  The execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby will not result in (a) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under the limited liability company agreement or other governing documents of NantCell, (b) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under, or require any consent of or notice to any person pursuant to, any term or provision of, or any right of termination, cancellation or acceleration arising under, any contract that NantCell is a party to, (c) any violation under any order or law applicable to NantCell or (d) the imposition or creation of any lien or encumbrance upon or with respect to any of the assets of NantCell.

9.4 Brokers.  NantCell has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

10. Representations and Warranties of Sorrento.  Sorrento hereby represents and warrants to NantCell that:

10.1 Organization and Good Standing.  Sorrento is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

10.2 Authorization.  Sorrento has all requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements to which it is a party.  The execution, delivery and performance by Sorrento of this Agreement and the other Transaction Agreements to which it is a party have been approved by all requisite action on the part of Sorrento.  This Agreement and the other Transaction Agreement to which it is a party, when executed and delivered by Sorrento, shall constitute valid and legally binding obligations of Sorrento, enforceable against Sorrento in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

10.3 No Conflicts.  The execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby will not result in (a) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under the certificate of incorporation or other governing documents of Sorrento, (b) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under, or require any consent of or notice to any person pursuant to, any term or provision of, or any right of termination, cancellation or acceleration arising under, any contract that Sorrento is a party to, including the Joint Development and License Agreement entered into as of December 18, 2014 between Sorrento and Conkwest Incorporated (“Conkwest”), a Delaware corporation (the “JDLA”), (c) any violation under any order or law applicable to Sorrento or (d) the imposition or creation of any lien or encumbrance upon or with respect to any of the Sorrento Contributions or the Sorrento License.

10.4 Intellectual Property.  Each item of the Licensed Patent Rights (a) is valid, subsisting and in full force and effect, (b) has not been abandoned or passed into the public domain and (c) is free and clear of any liens or encumbrances.  Except as expressly stated in this Agreement or in the Exhibits, Sorrento has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Licensed Patent Rights, Sorrento Know-How or Sorrento Materials to any person.  Sorrento has full legal or beneficial title and ownership to the Licensed Patent rights as is necessary to grant the licenses to NantCell hereunder.  Sorrento has the rights necessary to grant the licenses to NantCell to Sorrento Know-How and Sorrento Materials that Sorrento grants pursuant to this Agreement.  No patent application or registration within the Licensed Patent Rights is the subject of any pending interference, opposition, cancellation or patent protest pursuant to 37 C.F.R. §1.291.  Excluding any disclosure herein otherwise (including, but not limited to the disclosures set forth in Section 1.1(b)), no Third Party has made any claim or allegation to Sorrento or its Affiliates in writing that a Third Party has any right or interest in or to the Licensed Patent Rights.  Sorrento has no actual knowledge of any facts, circumstances or information that (i) would render any Licensed Patent Rights invalid or unenforceable, or  (ii) would adversely affect any pending application for any Licensed Patent Rights.  Sorrento has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Licensed Patent Rights that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Licensed Patent Rights.  All necessary registration, maintenance and renewal fees in connection with each item of the Licensed Patent Rights have been paid and all necessary documents and certificates in connection with such Licensed Patent Rights have been filed with the relevant patent or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Licensed Patent Rights.  To the actual knowledge of Sorrento, no claim or litigation that been brought or threatened in writing by any Third Party alleging that (i) the Licensed Patent Rights are invalid or unenforceable or (ii) the manufacture, sale, offer for sale, importation or exploitation of the Licensed Products infringes or misappropriates or would infringe or misappropriate any right of any Third Party.

10.5 Brokers.  Sorrento has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

11. DISCLAIMER.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLES 9 AND 10, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS.

12. Term and Termination.

12.1 Term.  The term of this Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 12, shall continue in full force and effect until expiration of the last-to-expire Royalty Term for the Licensed Product.  Upon expiration of this Agreement, the licenses granted to NantCell by Sorrento under this Agreement to research, develop, commercialize and otherwise exploit the Licensed Products shall be fully paid-up, irrevocable and non-exclusive.

12.2 Termination Upon Mutual Agreement.  This Agreement may be terminated by mutual written consent of both Parties.

12.3 Termination by Sorrento for Breach.  Sorrento will have the right to terminate this Agreement in full upon delivery of written notice to NantCell in the event of any material breach by NantCell of any terms and conditions of this Agreement, provided, however, that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by Sorrento to NantCell specifying in reasonable detail the nature of the alleged breach; provided further, however, that to the extent such material breach involves the material undisputed failure to make a payment when due, such breach must be cured within forty-five (45) days after written notice thereof is given by Sorrento to NantCell; provided further, however, that if the material breach is not reasonably capable of being cured within the ninety (90)-day cure period, and if NantCell (a) proposes within such ninety (90)-day period a written plan, reasonably acceptable to Sorrento, to cure such breach, and (b) makes good faith efforts to cure such default and to implement such written cure plan, then, until the first anniversary of receipt of notice of termination, Sorrento may not terminate this Agreement for so long as NantCell is diligently pursuing such cure in accordance with such plan.

12.4 Termination by NantCell.  NantCell may terminate this Agreement as follows:

(a) Breach.  NantCell will have the right to terminate this Agreement in full upon delivery of written notice to Sorrento in the event of any material breach by Sorrento of any terms and conditions of this Agreement; provided, however, that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by NantCell to Sorrento specifying the nature of the alleged breach.

(b) Voluntary Termination.  NantCell may terminate this Agreement, in whole or in part (on a Licensed Product-by-Licensed Product and country-by-country basis), at any time upon 60 days’ written notice to Sorrento.

12.5 Termination Upon Bankruptcy.  Either Party may terminate this Agreement if, at any time, the other Party shall (a) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, (b) propose a written agreement of composition or extension of its debts, (c) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition has not been dismissed within sixty (60) days after the filing thereof, (d) propose or be a party to any dissolution or liquidation, (e) make an assignment for the benefit of its creditors or (f) admit in writing its inability generally to meet its obligations as they fall due in the general course.

12.6 Effects of Expiration or Termination.

(a) Termination of Licenses.  Upon any termination of this Agreement by Sorrento pursuant to Sections 12.3 or 12.5 or by NantCell pursuant to Section 12.4(b), (i) as of the effective date of such termination, all licenses granted by Sorrento to NantCell under this Agreement shall terminate automatically (and Sorrento will thereafter have all rights previously licensed to NantCell under this Agreement, itself or with a Third Party, to research, develop, commercialize and otherwise exploit the Licensed Products at Sorrento’s sole discretion), and (ii) each Party shall return all Confidential Information of the other Party.

(b) Transfer of Materials.  Upon any termination of this Agreement by Sorrento pursuant to Section 12.3 or 12.5 or by NantCell pursuant to Section 12.4(b), as of the date of such termination, NantCell shall transfer to Sorrento complete copies of (i) all regulatory filings and regulatory approvals; and (ii) all correspondence with the FDA or equivalent foreign regulatory authorities.  In addition, effective upon any termination of this Agreement by Sorrento pursuant to Section 12.3 or 12.5 or by NantCell pursuant to Section 12.4(b), NantCell hereby grants to Sorrento a royalty-free and fully paid up non-exclusive license to use all data previously collected and owned or Controlled by NantCell in connection with the development of the Licensed Products hereunder for use with exercising the Licensed Patent Rights and to cross-reference such Licensed Product data in any FDA filing(s).

(c) Certain Terminations.  In the event NantCell terminates this Agreement pursuant to Section 12.4(a) or 12.5 then all rights and obligations of the Parties under this Agreement shall terminate, except that the licenses granted in Article 1 shall survive, NantCell’s payment obligations pursuant to Sections 2.1, 2.2, and 4.2 shall be reduced by *% each, and Section 12.8 shall survive.

(d) Partial Termination.  If termination is only with respect to a particular Licensed Product or a particular country, then the provisions of this Section 12.6 will only apply with respect to such Licensed Product or such country, and this Agreement shall continue with respect to the non-terminated Licensed Products or countries.

(e) Survival of Sublicenses.  Notwithstanding the foregoing, no termination of this Agreement shall be construed as a termination of any sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Sorrento with respect to the rights licensed to NantCell hereunder and sublicensed to the Sublicensee by NantCell; provided that (i) such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) all accrued NantCell payment obligations to Sorrento associated with such sublicense have been paid, and (iii) such Sublicensee agrees in writing to assume all applicable obligations of NantCell under this Agreement.

12.7 Remedies.  Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 12 are in addition to any other relief and remedies available to either Party under this Agreement and at law.

12.8 Surviving Provisions.  Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 2.8 and 6.1 and Articles 7, 8, 11, and 12 as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of this Agreement.  The Definitions set forth in Exhibit B shall also survive any expiration or termination of this Agreement.  Termination shall not relieve any Party from any liability which has accrued prior to such termination.

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13. Miscellaneous.

13.1 CAR-TNK Products.  The Term Sheet provides that Sorrento will exclusively license to NantCell * (*) CAR-TNK products, as mutually identified by Sorrento and NantCell.  The Parties will work together in good faith in the identification of such * (*) CAR-TNK products after the Effective Date and will negotiate in good faith the definitive exclusive license agreement for the license of such * (*) CAR-TNK products.  NantCell acknowledges that Sorrento has certain contractual obligations to Conkwest under the JDLA pertaining to the * (*) CAR-TNK products.

Therefore, any license agreement (and corresponding rights and obligations therein) pertaining to the * (*) CAR-TNK products shall be contingent upon NantCell obtaining all applicable consents from Conkwest for the license agreement (and Sorrento shall use Commercially Reasonable Efforts to assist and use its Commercially Reasonable Efforts in obtaining such consents from Conkwest).  Without limiting the generality of the foregoing, the definitive agreement for such contribution shall be substantially similar to this Agreement, including, without limitation, with respect to the license of Patent Rights, Sorrento Know-How and Sorrento Materials relating to such CAR-TNK products.  The royalty rate for such CAR-TNK products shall be *percent (*%) of annual Net Sales.

13.2 Survival of Warranties.  The representations and warranties of NantCell and Sorrento contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of NantCell or Sorrento.

13.3 Fees and Expenses.  Each Party shall pay it own costs and expenses in connection with this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby (including the fees and expenses of its advisers, accountants and legal counsel).

13.4 Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

13.5 Independent Contractors.  The relationship between NantCell and Sorrento created by this Agreement is solely that of independent contractors.  This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.  Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

13.6 Further Assurances.  At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.  Without limiting the foregoing, and subject to the terms of and Sorrento’s obligations set forth in the JDLA and any provisions in this Agreement, including, but not limited to, those provisions in Sections 10.3 and 13.1, Sorrento agrees not to take any actions under the JDLA that may interfere with its ability to meet its obligations hereunder with respect to the Sorrento License or otherwise.

13.7 Amendment; Waiver.  This Agreement may be amended only by a written instrument signed by the Parties hereto.  No waiver by any Party hereto of any provision hereof shall be effective unless set forth in a writing executed by the Party so waiving.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party’s rights or privileges hereunder or shall be deemed a waiver of such Party’s rights to exercise the same at any subsequent time or times hereunder.

13.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to the conflicts of law principles that would provide for application of the law of a jurisdiction other than New York and excluding the United Nations Convention on Contracts for the International Sale of Goods.

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13.9 Dispute Resolution.

(a) Resolution by Chief Executive Officers.  Except as otherwise provided in this Agreement, in the event of any dispute, claim, or controversy arising under, out of, or in connection with this Agreement (a “Dispute”), including as to the breach, performance, or interpretation of this Agreement or the rights, duties, or liabilities of either Party hereunder, the Parties will first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves.  If such Dispute is not resolved on an informal basis within ten (10) business days, either Party may, by written notice to the other Party, refer the Dispute to the Chief Executive Officers of the Parties for attempted resolution by good faith negotiation within 30 days after such notice is received.  Such Chief Executive Officers will attempt in good faith to promptly resolve such Dispute.  If any matter is not resolved, or both Parties believe that it will not be resolved, under the foregoing provisions, each Party may, at its sole discretion, seek resolution of such matter in accordance with Section 13.9 and exercise its rights according to any other applicable articles or sections of this Agreement, including, but not limited to, Article 12.

(b) Arbitration.  Except as otherwise expressly provided in this Section, if the Parties do not reach a mutually acceptable resolution pursuant to Section 13.9(a) as to a Dispute, the Dispute shall be referred for resolution by final, binding arbitration in accordance with the provisions of this Section.  The arbitration shall be conducted by the American Arbitration Association (or any successor entity thereto) (“AAA”) under its rules of commercial arbitration then in effect, except as modified in this Agreement.  The arbitration shall be conducted in the English language, by a single arbitrator knowledgeable in the subject matter at issue in the Dispute and acceptable to both Parties; provided, however, that the Parties may by mutual agreement elect to have the arbitration conducted by a panel of three arbitrators (such single arbitrator or panel, the “Arbitrator”).  The Arbitrator shall, if appropriate, engage an independent expert with experience in the subject matter of the Dispute to advise the Arbitrator.

(i) With respect to any Dispute referred to arbitration pursuant to this Section 13.9, the Parties and the Arbitrator shall use all reasonable efforts to complete any such arbitration within three (3) months from the issuance of notice of a referral of any such Dispute to arbitration.  The Arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided that the Arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the Dispute.

(ii) The decision of the Arbitrator shall be the sole, exclusive, and binding remedy between them regarding the Dispute presented to the Arbitrator.  Any decision of the Arbitrator may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement.  The arbitration proceedings and the decision of the Arbitrator shall not be made public without the joint consent of the Parties, and each Party shall maintain the confidentiality of such proceedings and decision.

(iii) Unless otherwise agreed by the Parties, the arbitration proceedings shall be conducted in New York, New York.  The Parties shall share equally the cost of the arbitration filing and hearing fees, the cost of the independent expert retained by the Arbitrator, and the cost of the Arbitrator and administrative fees of AAA.  Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses.

(c) Temporary Relief.  Pending the selection of the Arbitrator or pending the Arbitrator’s determination of the merits of any Dispute, either Party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that Party.

13.10 Successors and Assigns.  Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed except that either Party shall be free to assign this Agreement (a) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (b) in connection with any merger, consolidation or sale of such Party or sale of all or substantially all of the assets of the Party that relate to this Agreement, without the prior consent of the non-assigning Party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto.  Any assignment of this Agreement in contravention of this Section 13.10 shall be null and void.

13.11 Force Majeure.  Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God, or any acts, omissions, or delays in acting by any governmental authority or the other Party; provided such failure or delay did not arise from the negligence or willful misconduct of the affected Party.

13.12 Interpretation.  The captions to the Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation.  In this Agreement: (a) the word “including,” “includes,” “included,” and “include” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; (c) masculine, feminine, and neuter pronouns and expressions shall be interchangeable; (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement; (e) each reference in this Agreement to a particular Section, appendix, schedule, or exhibit means a Section, appendix, schedule, or exhibit of or to this Agreement, unless another agreement is specified; (f) “the word “will” shall be construed to have the same meaning and effect as the word “shall”; (g) “or” is disjunctive but not necessarily exclusive; (h) references to any Party or Person shall include its permitted successors or assigns; and (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; and business days means any day, except Saturday and Sunday, on which commercial banking institutions in New York, New York are open for business.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

13.13 Third Party Beneficiaries.  No Person other than the Parties hereto and their respective successors and permitted assigns shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

13.14 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.15 Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

13.16 Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective Parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 13.16.

13.17 Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach, default or noncompliance under this Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to any Party, shall be cumulative and not alternative.

13.18 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.19 Enforcement.  Each Party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed by the Parties in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right each Party may have, each Party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

13.20 Integration; Entire Agreement.  This Agreement and the documents referred to herein or delivered pursuant hereto contain the entire understanding of the Parties with respect to the subject matter hereof and thereof.  There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.  Except as otherwise expressly set forth herein, this Agreement and the Transaction Agreements embody the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof in any way.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties have executed this Exclusive License Agreement as of the Effective Date.

SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji
Name:	Henry Ji
Title:	President & CEO

Address:	Sorrento Therapeutics, Inc.
6042 Cornerstone Court West, Suite B
San Diego, California 92121
Attention: Chief Executive Officer

NANTCELL, INC.

By:	/s/ Patrick Soon-Shiong
Name:	Patrick Soon-Shiong
Title:	Chief Executive Officer

Address:	NantCell, Inc.
9920 Jefferson Boulevard
Culver City, California 90232
Attention: General Counsel

EXHIBIT A

LICENSED ANTIBODIES AND ANTIBODY DRUG CONJUGATES (limited to one antibody per target in the form of (a) any of an IgG1, IgG2, IgG3 or IgG4 form and (b) one ADC form of the foregoing forms in (a))

Product No.	Target(s) for antibody	Clone/seq nos.	Patent info	Filing date

1	*

2	*

3	*

4	*

5	*

6	*

7	*

8	*

9	*

10	*

11	*

12	*

13	*

14	*

15	*

16	*

17	*
[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion

EXHIBIT B

CERTAIN DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, for as long as such control exists.  For purposes of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person.  For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

“Commercially Reasonable Efforts” means those efforts and resources commensurate with those efforts commonly used in the pharmaceutical industry by a company of comparable size in connection with the development or commercialization of pharmaceutical products that are of similar status, taking into account the proprietary position of the product (including intellectual property scope, subject matter and coverage), safety and efficacy, product profile, competitiveness of the marketplace, the regulatory status and approval process, anticipated or approved labeling, present and future market potential, the probable profitability of the applicable product (including pricing and reimbursement status achieved or likely to be achieved) and other relevant factors such as technical, legal, scientific or medical factors.  In determining the level of efforts constituting “Commercially Reasonable Efforts,” the following shall also be taken into account: any other pharmaceutical product NantCell or Sorrento, as applicable, is then researching, developing or commercializing, alone or with one or more collaborators, including one or more Licensed Products.

“Control” or “Controlled” means, with respect to any Know-How, Material, Patent Right, or other intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliate of the ability to grant to the other Party a license, sublicense or access as provided herein to such Know-How, Material, Patent Right, or other intellectual property right, without violating the terms of any agreement or other arrangement with any Third Party, or being obligated to pay any royalties or other consideration therefor, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license, sublicense or access.  Without limiting the generality of, and notwithstanding, the foregoing, with respect to Know-How sublicensed by Sorrento from Third Parties, NantCell hereby accepts and agrees to the terms and conditions of such Third-Party sublicenses (including any financial obligations).

“Cover” means, with respect to any Patent Right and Product, that a Valid Claim would (absent a license thereunder or ownership thereof) be infringed by the exploitation of such Product; provided, however, that in determining whether a Valid Claim that is a claim of a pending application would be infringed, it shall be treated as if issued as then currently being prosecuted.

“First Commercial Sale” means, with respect to a product in any country, the first sale for end use or consumption of such product in such country after marketing approval has been granted in such country.  First Commercial Sale excludes any sale or other distribution of such product for use in a clinical trial or other development activity, promotional use (including samples) prior to marketing approval or for compassionate use or on a named patient basis.

“Infringement” means any infringement as determined by law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

“Intellectual Property” means all Patent Rights, copyrights, trademarks, trade secrets, Know-How, and documentation and related applications.

“Licensed Product” means (a) the antibodies and anti-body drug conjugates (ADC) set forth on Exhibit A attached and (b) any and all Binding Antibodies deemed a Licensed Product under Section 4.2.

“Licensed Patent Rights” mean the Patent Rights owned or otherwise Controlled by Sorrento and/or its Affiliates with respect to the Licensed Products, including without limitation those arising out of or resulting from (a) the U.S./PCT patent application(s) set forth on Exhibit C; (b) the foreign patent applications associated with the application(s) referenced in sub clause (a) above; (c) the patents issued from the application(s) referenced in sub clauses (a) and (b); (d) divisionals, continuations, reissues, reexaminations, and extensions of any patent or application set forth in sub clauses (a)- (c) above; and (e) all claims of continuations-in-part that are entitled to the benefit of the priority date of the application(s) referenced in sub clause (a) above.

“Net Sales” mean the gross amount invoiced by a Selling Party on all sales of Licensed Products, less (a) discounts actually given; (b) credits for claims, allowances, retroactive price reductions or returned goods; (c) prepaid freight; and (d) sales taxes or other governmental charges actually paid in connection with sales of Products (but excluding what are commonly known as income taxes and value-added taxes).  Net Sales shall include all consideration charged by the Selling Party in exchange for any Licensed Products, including without limitation any monetary payments or any other property whatsoever.  For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefore shall be generated or the Product shipped for delivery.  Sales of Products by NantCell to any Affiliate or Sublicensee or by any Sublicensee to an Affiliate or other Sublicensee which is a reseller thereof shall be excluded from calculating Net Sales, and only the subsequent sale of such Products by such the Selling Party to unrelated parties shall be deemed Net Sales hereunder.  Product provided to Third Parties without charge, in connection with research and development, clinical trials, compassionate use or humanitarian and charitable donations or for use as samples will be excluded from the computation of Net Sales.

“Patent Rights” means all rights and interests in and to issued patents and pending patent applications (including inventor’s certificates and utility models) in any country or jurisdiction, including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs, pediatric exclusivity periods, and foreign equivalents to any of the foregoing.

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Selling Party” means NantCell, any Sublicensee(s), or the Affiliates of any of the foregoing.

“Sublicensee(s)” means any Person other than an Affiliate of NantCell to which NantCell (or a Sublicensee) has granted a sublicense under this Agreement.

“Third Party” means a Person other than (a) Sorrento or any of its Affiliates and (b) NantCell or any of its Affiliates.

“Valid Claim” means a claim of any issued and unexpired patent or patent application within the Licensed Patent Rights, as applicable, that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided, however, that if a claim of a pending patent application within the Licensed Patent Rights, as applicable, shall not have issued within * (*) years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion

EXHIBIT C

Licensed and Sublicensed Patents and Patent Applications

EXHIBIT D

Sorrento Know-How and Sublicensed Third Party Know-How